EXHIBIT 10.1

Agreement on Equity Transfer

Transferor: Xili Wang	(hereinafter referred to as “Party A”)
ID Card No.: 420104196707150843

Transferee: Zhixiong Wei	(hereinafter referred to as “Party B”)
ID Card No.: 430524197303182439

Shenzhen CCPower Corporation (hereinafter referred to as “the Company”), established in Shenzhen City on March 13, 2003, has registered capital of total RMB 10 million Yuan, in which Party A has 100% equities and willing to transfer 100% equities to Party B while Party B is willing to accept it. The agreement on equity transfer is reached through consultation and pursuant to the regulations of “Company Law of the People’s Republic of China” and “Contract Law of the People’s Republic of China”.

I.	The price of equity transfer, payment term and method of transfer amount:

1.	Party A holds 100% equities of the company. According to the regulations of articles of corporation, Party A pays capital of RMB 10 million Yuan. Now, Party A transfers all equities of the company to Party B at the price of RMB 1 Yuan.

2.	According to the currency and capital amount specified in the previous article, Party B shall pay the transfer amount to Party B in full one time in cash (or through bank transfer) within three months as of the date when the agreement takes into effect.

II.	The transferor shall guarantee that the equities to be transferred to transferee have complete right of disposition. Also, there is no pledge for the equity and it is not sealed off and not claimed for by the third party. Otherwise, the transferor should undertake all legal and economic responsibilities caused thereupon.

III.	Undertaking of company’s profit & loss (including credit and debt)

1.	After the agreement takes into effect, the transferee shall share company’s profit and undertake corresponding risks and losses (including the credit and debt of the share shall be shared and undertaken before transferred) according to the proportion of transferred equities.

2.	In case of the loss to the transferee after transferee becomes the company’s shareholder due to the transferor’s failure to inform Party B of all debts of the company’s equity before transfer when signing the agreement, the transferee is entitled to claim for compensation from the transferor.

IV.	Liabilities for breach of the agreement:

1.	Once the agreement takes into effect, both parties should execute it consciously. Any party should undertake responsibility according to the regulations of the law and this agreement in case of fail to comprehensively execute the obligations according to the regulations of the agreement.

2.	The transferee cannot go through the formalities of the change of the registration as scheduled or the transferee is severely affected to realize the purpose of the agreement herein due to the transferor. The transferor shall pay liquidated damages to the transferee according to 1% of the transfer amount paid by the transferee. In case of the losses to the transferee due to transferor’s breach of the contract, the amount of the liquidated damages paid by the transferor shall not be less than the actual profit. Or another compensation must be paid by the transferor.

V.	Alteration and termination of this agreement

This agreement may be alter or terminated upon agreement reached by the transferor and transferee through consultation. In case that the agreement is altered or terminated by mutual agreement, both parties should separately sign another agreement for alternation or termination of this agreement.

VI.	Related expenses

The related expenses arising from the transfer process of the equity should be borne by both parties through consultation (such as expenses causing by witness, appraisal or auditing, industrial and commercial registration, etc.).

VII.	Dispute settlement method

Any disputes arising from or relating to this agreement shall be solved through both parties’ consultation. In the event of failure in reaching an agreement, both parties agree upon submitting disputes to Shenzhen Arbitration Committee for arbitration.

VIII.	Entry-into-force conditions

This agreement takes into effect after signed by both parties (if the company is foreign-invested enterprise, the agreement will take into effect after reported to the approval authority for approval). After the agreement takes into effect, the formalities of the change of the registration should be gone through at Market Supervision Administration of Shenzhen Municipality (hereinafter referred to as Marker Supervision Administration).

IX.	This agreement is made in six copies with each held by both transferor and transferee and the rest filed to related departments for record.

Transferor:	/s/ Xili Wang	Transferee:	/s/ Zhixiong Wei

Shenzhen City, August 25, 2016